Exhibit 99.1

FOR IMMEDIATE RELEASE
COMPANY CONTACT:	PRESS CONTACT:
Cheryl Sanclemente	Guy Lawrence
W. P. Carey Inc.	Ross & Lawrence
212-492-8995	212-308-3333
csanclemente@wpcarey.com	gblawrence@rosslawpr.com

CAREY WATERMARK INVESTORS ACQUIRES SONOMA RESORT

IN JOINT VENTURE WITH FAIRMONT HOTELS & RESORTS

New York – July 11, 2013 – Carey Watermark Investors Incorporated (CWI) announced that it has acquired a joint venture interest in the Fairmont Sonoma Mission Inn & Spa from Fairmont Hotels & Resorts.  Fairmont, the prior owner, will continue to manage the luxury resort under a long-term management agreement.  CWI’s interest in the joint venture is 75 percent while Fairmont will retain a 25 percent ownership interest.

The joint venture’s total investment in the property is approximately $97.1 million, which was financed with $44 million of debt.  CWI’s investment is approximately $73.3 million, including its allocated portion of debt.

The first phase of an approximate $10.7 million renovation is nearing completion and includes the updating of all Heritage Rooms, a complete redesign of the lobby and fine dining room, Santé, as well as the creation of a new lobby bar. Additional work is planned over the next two years including the spa and other areas of the property

The 226-room resort is located in idyllic Sonoma Valley in the heart of Northern California Wine Country, 15 miles west of Napa and 35 miles north of San Francisco.  The hotel was built in 1927 on the 13 acre site of the former Boyes Hot Springs Hotel, which was developed in 1895.  The resort was renovated and expanded during the period from 1984 to 2000.

The luxury resort is regularly included on prestigious top hotel lists and rankings and its award-winning amenities include exclusive access to the Sonoma Golf Club and its 18-hole championship golf course, as well as the 40,000 square foot Willow Stream Spa.  Dining venues include a casual dining restaurant and Santé, a premier Michelin-rated fine dining restaurant.   Meeting space includes 12,000 square feet of flexible function area as well as access to the facilities of the Sonoma Golf Club.  Additional amenities include a business center, fitness center, access to tennis courts, concierge services, gift shop, laundry service and valet parking.

The resort has been designated a AAA Four-Diamond Hotel for the past four years and the Willow Stream Spa, one of the only luxury spas in the country with its own source of natural geo-thermal mineral water, appears on Travel & Leisure’s Top Spas in North America and Condé Nast Traveler’s Top 54 Spas lists.

Commenting on the investment, Michael Medzigian, Chief Executive Officer of CWI, said, “We are delighted to join with Fairmont on the acquisition of this world-renowned luxury resort.   The completion of the hotel’s renovations will enhance the resort, making it among the best luxury properties in the Sonoma/Napa market. In combination with the strength of the Fairmont branding, the property is positioned as a leader in all aspects.  Given the strong market and the high barriers to entry, we believe that this investment is consistent with our strategy of sourcing and investing in opportunities where we can joint venture with owners to maximize the current value of the asset, create a solid financial platform for future operations and achieve attractive risk-adjusted returns for our investors.”

“We are pleased to be teaming up with CWI and see this as an exciting opportunity to work with a well-respected investor that has extensive experience in the lodging industry,” said Jennifer Fox, President of Fairmont Hotels & Resorts. “The Fairmont Sonoma Mission Inn & Spa is a remarkable asset and we are convinced there are solid growth opportunities given the hotel’s renovation plans and Fairmont’s strong brand presence in the California market.”

Carey Watermark Investors

Carey Watermark Investors Incorporated is a publicly registered non-traded real estate investment trust (REIT) that invests primarily in the lodging and lodging-related sectors.

www.careywatermark.com

Fairmont Hotels & Resorts

Fairmont Hotels & Resorts is a celebrated collection of more than 65 luxury properties around the globe, including Shanghai’s Fairmont Peace Hotel, The Plaza in New York, and Makkah Clock Royal Tower in the Kingdom of Saudi Arabia. The luxury brand’s distinctive hotels offer a sense of heritage and sophistication, warm, engaging service and culturally rich experiences. Fairmont balances the company’s economic, environmental and social priorities and provides the framework for responsible hotel operations through the Sustainability Partnership program.  Fairmont is owned by FRHI Holdings Limited, a leading global hotel company with over 100 hotels under the Fairmont, Raffles, and Swissôtel brands. The company also manages Fairmont, Raffles and Swissôtel branded luxury private residences club, whole-ownership residences and serviced residences properties.  For more information or reservations, please call 1-800-441-1414 or visit fairmont.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Federal securities laws.  The statements of Mr. Medzigian are examples of forward looking statements. A number of factors could cause actual results, performance or achievement to differ materially from those anticipated.  Among those risks, trends and uncertainties are the risks related to CWI’s public offering; the general economic climate; the supply of and demand hotels; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of hotels.  For further information on factors that could impact CWI, reference is made to its filings with the Securities and Exchange Commission

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